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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                         TOREADOR ELECTS NEW PRESIDENT;
                         FOUR NEW DIRECTORS NOMINATED;
                   AGGRESSIVE EXPLORATION STRATEGY REAFFIRMED

         DALLAS, June 29, 1998 -- Toreador Royalty Corporation (NASDAQ: TRGL) today announced that G. Thomas Graves III has been elected president and chief executive officer, effective at the conclusion of the company's upcoming annual shareholder meeting. It also announced that four new board nominees will be submitted to shareholders.

         G. Thomas Graves III currently serves as President and Director of Wilco Properties, Inc., a privately held oil and gas exploration company and as Managing Partner of Gralee Partners, LP, an asset management company. Mr. Graves served as an officer of Triton Energy Corporation from 1986 to 1993 and also served as Chairman and Chief Executive of Triton Europe Plc, a London Stock Exchange listed company engaged in the oil and gas exploration industry from October 1991 to September 1993.

         John Mark McLaughlin, chairman and president, said "We are very pleased to announce the election of Tom Graves as president of Toreador, and the new candidates for director. We believe that with our new president and four new board members, the company will be well positioned to enhance shareholder value."

         Toreador had retained Dain Rauscher Wessels as financial advisor to help it identify and evaluate strategic options to create maximum shareholder value, including possible acquisitions, a merger or other forms of transactions.

         "What emerged from our broad assessment of strategic options was the conclusion that for the foreseeable future the optimum means of increasing shareholder value is to continue with our aggressive efforts to generate exploration activity on our mineral acreage and to increase our exploration activity through acquisitions," said McLaughlin.

         He said that three current directors chose not to stand for reelection at the next shareholder meeting: John V. Ballard, Peter R. Vig and Jack Woods. New candidates for election to the board are G. Thomas Graves III, William I. Lee, Edward N. Dane and Peter L. Falb. Graves is president of Gralee Capital Corp., and Lee is a controlling stockholder of Gralee Capital Corp. and former CEO and chairman of Triton Energy Corporation. Gralee Capital Corp. is the general partner of Lee Global Energy Fund, which owns 10.4 percent of Toreador's outstanding common stock. Dane and Falb are principals of Dane, Falb, Stone & Co., an investment advisory firm in Boston, which together with certain affiliates, owns 16.59 percent of Toreador's outstanding common stock.

         McLaughlin also said that the board of directors amended Toreador's stockholder rights plan to make it "chewable", meaning that the plan will not be triggered by a fully financed, all cash for all shares offer that is at least $5 per share and at a 30 percent premium over the recent average market price. The ownership percentage at which an acquiring person triggers the plan has been increased from 20 percent to 22 percent.

         Toreador Royalty Corporation owns in excess of 530,000 net mineral acres located primarily in the Texas Panhandle and West Texas. In addition, the company owns working or royalty interests in Texas, New Mexico, Oklahoma, Arkansas and Louisiana.

CONTACT:         JOHN MARK MCLAUGHLIN, CHAIRMAN AND PRESIDENT OR
                 ED MARHANKA, VICE PRESIDENT
                 (214) 369-0080